Premium is based on seasonal supply/demand conditions

USPB Sets ASV Premium

USPB will pay a $35 per head Age and Source Verification (ASV) premium through March 31, 2012. The ASV premium is reviewed each year based on market conditions. Reflecting the seasonality of supply and demand, USPB’s ASV premium will be adjusted to a $25 per head floor premium for April 2012 and a $20 per head floor for May and June of next year.

This premium is dependent upon the Japanese trade remaining open to U.S. beef products and our plants continuing to be approved to export to Japan. However, if the border opens to product from cattle under 30 months of age, instead of the current 20 months or younger, we will assess the ASV pricing structure and subsequent premium implementation schedule as needed.

To help National Beef more efficiently market ASV product to Japan, USPB will need to provide an estimate of the number of ASV cattle our producers will deliver. This information will also help our company prepare operationally for the seasonal peak in ASV deliveries.

Please call our office at 866-877-2525 as soon as possible

Part Two: How to determine yield benefit on USPB’s grid

Understanding Yield

By Brian Bertelsen, Vice President, Field Operations

Last month we discussed the basics of yield which is also known as dressing percentage or hot yield. It is simply hot carcass weight (HCW) divided by live weight (LW). This month we continue our discussion to explain how yield benefit is calculated and how to determine it on the USPB settlement sheet.

Total gross premium can be divided into several parts. When USPB reports grid performance, we typically show the dollars per head from: Quality grade, yield, Yield grade and out weights. The difference between net and gross premium is that net premium includes excess freight, or freight charges in excess of the $0.60/cwt freight credit, deducted from cattle proceeds. Net premium is shown on in the upper right corner on the settlement sheet. That shows how much more, or less, USPB paid (after excess freight) compared to selling on the live market. Excess freight is shown on the payment summary on page two, immediately after the settlement sheet. Gross premium is not shown on the USPB settlement sheet.

We use the term yield “benefit” because there is a benefit to selling high yielding cattle. However, as mentioned last month, all cattle have the same base hot carcass price each week on the USPB Base grid. We don’t pay more per pound for high yielding cattle—you are simply selling more pounds of HCW in relation to LW. The word “premium” is often associated with a higher payment. We certainly pay more per pound when cattle have superior Quality grades.

Yield benefit is also not shown on the settlement sheet. However, it is easy to determine. First, add any excess freight, on a per-head basis, to the “Net Live Prem/Disc” in the upper right corner to determine Gross premium per head. Then divide the “Total Adjustments to Net” value at the very bottom right corner of the settlement sheet and compare that to the Gross premium per head. The difference will be yield benefit. If you have a positive value for “Total Adjustments to Net” (also referred to as carcass premium) but the Gross premium is negative, that means your yield benefit was negative.

Another way to determine Gross premium is to compare the “Total Cattle Proceeds” to the alternative of selling live weight at the live price [“USDA Kansas Weekly Average” multiplied by the total cwt of LW].

USPB quarterly benchmark reports summarize each associate member’s cattle compared to all USPB cattle. These reports show the complete breakdown of overall premium, including yield benefit. These reports are sent to the producers who sell cattle directly to USPB in their own associate membership name. If you would like additional summary reports that include yield benefit, just call our office toll free at 866-877-2525.

Open market cattle in eastern NE and the Corn Belt are typically sold on a “meat” or carcass price instead of a live price. If your next alternative, after the USPB grid, is to sell on a meat bid, you can compare your “Net Hot Price” located at the top of the USPB settlement sheet to your local meat bids. Remember to account for freight. Cattle sold on a

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Two Board positions up for election

Annual Meeting To Be Held on December 7

U.S. Premium Beef’s fiscal year 2011 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on December 7. Attendees will hear reports from CEO Steve Hunt on USPB’s fiscal year results and from National Beef CEO Tim Klein on our processing company’s results.

There are two positions on USPB’s Board of Directors up for election. Rex McCloy, Morse, TX, and Jeff Sternberger, Ingalls, KS, currently hold these positions. Both have indicated they will seek re-election for another three-year term.

Unitholders who want information on becoming a candidate for  USPB’s  Board  should  contact  Nominating  Committee Chairman John Fairleigh at 620-874-4280 or the USPB office at 866-877-2525. Applications are due September 8, 2011.

Members and associates who want to make hotel reservations to attend the annual meeting should call the Hilton at 816-891-8900 and mention they are with the “U.S. Premium Beef group”. The USPB rate is $104.00 plus tax per night.♦

Unitholders Can Put FY 2012

Delivery Rights on Lease List

USPB will begin accepting requests from unitholders to lease out fiscal year 2012 delivery rights on August 15, 2011. If you want to have USPB assist you in leasing out your delivery rights during fiscal year 2012, you will need to complete a Delivery Authorization form. If you intend to lease delivery rights to market cattle through USPB in fiscal year 2012, you will need to complete an Invoice Authorization form. Please call our office at 866-877-2525 for the form. The current lease rate is $7 per delivery right.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Understanding Yield...	continued from page 1

flat meat bid often charge all of the freight to the seller. Other producers have live prices in their region that differ from the “USDA Kansas Weekly Average”. If you are one of those producers, you can compare your “Net Live Price”at the top of your settlement to your local cash market. Re- member to compare to the cash trade that occurred the week prior to delivery.

Net live/hot prices are simply the total NET proceeds from USPB divided by either the total LW or total HCW, respectively.

If you want to discuss your cattle performance or if you would like additional summaries of your grid premiums or cattle performance, please call me toll free at 866-877-2525.♦

USPB Sets ASV Premium...	continued from page 1

to let us know the approximate number of ASV cattle you, or your feedyard, plan on delivering as they are placed on feedto ensure that your cattle have a reservation in our program. Even with a reservation, you will still need to have access to the necessary number of delivery rights.♦

Need to complete new delivery schedule if you want to change

Fiscal Year 2012 Delivery Schedules Are Due

USPB mailed new Delivery Period Preference Forms (delivery

schedule) to all unitholders on August 1. USPB unitholders who want to make changes to their fiscal year 2012 delivery schedule should complete the new schedule and return it to our office. If you do not want to make changes from your fiscal year 2011 delivery schedule, no action is necessary on your part.

USPB has the right to consider and approve any requested delivery period changes in order to insure an even flow of cattle to our processing plants throughout the year.

USPB’s Board of Directors has set the minimum delivery requirement at 90 percent of the number of Class A units owned by each unitholder. The non-delivery penalty remains at $13 per delivery right. Non-delivery penalties will be assessed on delivery rights not delivered upon be- low the 90 percent requirement.♦

USPB Non-Conditional Unit Trade Report

DR = Delivery Rights; FY = Fiscal Year	FY 2011 Trades	Most Recent Trades
# Class A Units (DR available this FY)	580	30
Avg. Price Per Unit	$180.30	$210.00
# Class A Units (DR available next FY)	2,150	1,670
Avg. Price Per Unit	$204.41	$204.82
# Class B Units	1,150	600
Avg. Price Per Unit	$470.74	$529.17

Case Ready Division

Celebrates Ten Years

This month marks the tenth anniversary of our company’s entry into case-ready packaging. In May and July of 2001, respectively, our case-ready plants in Hummels Wharf, PA, and Moultrie, GA, began producing modified atmosphere packaged products primarily for the east coast Wal-Mart distribution centers. Today, the two plants house more than 700 employees and produce pre-packaged beef, pork and ground beef.♦

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 7/03/11 to 7/30/11
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.54	64.92
Prime	3.29	6.35
CH & PR	77.10	86.79
CAB	26.23	36.00
BCP	15.60	17.45
Ungraded	0.91	0.35
Hard Bone	0.26	0.09
YG1	10.92	4.87
YG2	38.89	35.24
YG3	40.55	48.04
YG4	9.10	10.39
YG5	0.54	0.59
Light Weight	0.27	0.13
Heavy Weight	2.02	1.71
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$24.55	$38.23
Yield Benefit	$20.42	$28.89
Yield Grade	-$2.44	-$3.78
Out Weight	-$2.98	-$2.43
ASV	$15.36	$30.34
Natural	$1.33	$4.00
Total Premium	$56.24	$95.25